EXHIBIT 99.1

                            RE:  NN, Inc.
                    2000 Waters Edge Drive
                                                                                       Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
December 22, 2010

NN, INC. ANNOUNCES AMENDED CREDIT FACILITIES

Johnson City, Tenn., December 22, 2010 – NN, Inc. (Nasdaq: NNBR) today announced that it has amended its two credit facilities.  James H. Dorton, Vice President and Chief Financial Officer commented, “On December 21, 2010, we amended our revolving credit facility with Key Bank as the administrative agent which was set to expire on September 20, 2011.  We also amended the terms for our senior notes due in April 2014 with Prudential Capital.  Due to improved market conditions and our improved financial performance, the new facility carries more favorable terms than the expiring facility.  The covenants are now set at levels that will allow us to fund our strategic growth projects as well as realize significant savings on interest costs.”

The amended syndicated credit agreement which has a revised maturity date of December 21, 2014, provides for an initial commitment of $75 million.  The facility carries an expansion feature that will allow the borrowing of up to a maximum of $135 million.  The syndicated loan agreement carries a revised interest rate of LIBOR or a Base Rate plus an applicable margin of 1.5% or 3.5%, depending on the levels of certain covenants.  The senior notes which are due on April 2014 carry a new interest rate of 6.7%, down from the previous rate of 8.5%.  At current interest rates and covenant levels, this yields a blended interest rate of approximately 4.5% on NN’s total debt. This compares to a blended rate of 6.1% prior to closing the amended facility.  The Company currently has approximately $53.0 million outstanding under the revolving credit facility and $22.9 million outstanding under the senior notes.

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of end markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 12 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $259 million in 2009.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2009.

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